Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated December 5, 2006                                    File No. 333-131594-03


The depositor has filed a registration statement (including prospectus) with the SEC (SEC file no. 333-131594) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (866) 835-1033.


*NEW ISSUE* $859.406mm WFHET 2006-3
SOLE LEAD/BOOKS: Barclays Capital
SERVICER: Wells Fargo Bank, N.A.

================================================================================
Cls      $Amt-mm        S&P/M/F/D         WAL      WINDOW      in-CE%   Spread
Dollar
A-1      338.338     AAA/Aaa/AAA/AAA      1.00   01/07-09/08   25.35    1mL+5
100
A-2      305.024     AAA/Aaa/AAA/AAA      3.00   09/08-04/13   25.35    1mL+15
100
A-3       20.077     AAA/Aaa/AAA/AAA      6.34   04/13-04/13   25.35    1mL+21
100
M-1       51.101    AA+/Aa1/AA+/AA(H)     3.88   06/10-04/11   19.60    1mL+23
100
M-2       43.099      AA/Aa2/AA+/AA       5.21   04/11-04/13   14.75    1mL+27
100
M-3       14.226     AA-/Aa2/AA/AA(L)     6.34   04/13-04/13   13.15    1mL+30
100
M-4       16.886     A+/Aa3/AA-/AA(L)     4.50   05/10-04/13   11.25    1mL+36
100
M-5       15.553       A/A1/A+/A(H)       4.46   04/10-04/13    9.50    1mL+38
100
M-6       10.665        A-/A1/A/A         4.45   03/10-04/13    8.30    1mL+42
100
B-1        9.776      BBB+/A2/A-/A(L)     4.42   03/10-04/13    7.20    1mL+75
100
B-2        8.443    BBB/A3/BBB+/BBB(H)    4.42   03/10-04/13    6.25    1mL+90
100
B-3       12.442     BBB-/Baa1/BBB/BBB    4.40   02/10-04/13    4.85    1mL+173
100
B-4       13.776   BB+/Baa2/BBB-/BBB(L)   4.39   ****  *** 144 A  CALL DESK ***
****
================================================================================
EXPECTED SETTLE: December 21, 2006
DISTRIBUTION DATES: 25th of each month, beginning January 2007 FINAL DISTRIBUTION DATE: distribution date occuring in January 2037

------------------------------------------------------------------------
For more information about Barclays Capital, please visit our web site at http://www.barcap.com.

Internet communications are not secure and therefore the Barclays Group does not accept legal responsibility for the contents of this message. Although the Barclays Group operates anti-virus programmes, it does not accept responsibility for any damage whatsoever that is caused by viruses being passed. Any views or opinions presented are solely those of the author and do not necessarily represent those of the Barclays Group. Replies to this email may be monitored by the Barclays Group for operational or business reasons.

------------------------------------------------------------------------